Exhibit 99.1

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS SECOND QUARTER RESULTS

GREENWOOD VILLAGE, Colo., Aug. 3, 2011— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the second quarter of 2011.

Highlights for the second quarter 2011 (results include several significant items described below):

•                  Revenue increased 1% to $267.8 million

•                  Operating loss of $26.5 million, or operating income of $5.2 million excluding significant items

•                  Net loss of $58.4 million, or net loss of $0.1 million excluding significant items

•                  EPS of $(0.81), or EPS of $0.00 per share excluding significant items

•                  Cash on hand at quarter end of $62 million

President and Chief Executive Officer Dave Peterschmidt said, “Our International business continued to perform extremely well with double-digit revenue growth and margin expansion in the second quarter.  This success is a function of our focused strategy and I remain confident that we can replicate this in North America as we continue to narrow our focus and increase our discipline.”

Peterschmidt continued, “Our overall performance, however, was adversely affected by issues in our North American business and on the balance sheet.  Specifically, as a result of a more disciplined approach to managing CIBER, we identified five fixed-price contracts signed in 2009 or earlier in the United States that no longer carry the same level of profitability and thus diminished earnings in the quarter.  The charges related to these contracts and other items reflect the fact that we are implementing the rigorous processes we need to make CIBER a truly world-class, professionally managed services company.”

The Company noted that as a result of the reduction in earnings related to the five fixed-price contracts, a revenue decline in North America and the write-off of historic balance sheet items; it is withdrawing its financial guidance for full-year 2011.

Claude Pumilia, Executive Vice President and Chief Financial Officer, commented, “We have suspended guidance for 2011 because our North America business does not yet have the operational rigor required to drive predictable results.  We do believe, however, that we have the downside risk from the five projects understood and contained.  We are making progress during this transitional year, namely winning higher-value engagements, increasing the quality of our delivery, and reducing our risk profile by adhering to more stringent processes.  I am confident that we will drive improved financial performance across the business.”

Second Quarter Financial Results

Revenue of $267.8 million increased 1%, or declined 5% on a constant currency basis.  Consolidated revenue growth and consolidated revenue were negatively impacted by 5% and $13.4 million, respectively, as a result of an adjustment for significant changes in estimates related to costs or scope on the five fixed-price projects.  The Segmenta acquisition completed in 2010 added 2% to consolidated revenue growth.

Consolidated gross margin for the second quarter was 20.7% or 24.5% when adjusted for the significant items compared to 25.2% in the same period last year.  Sales, general and administrative expenses (SG&A) in the quarter were flat compared with second quarter last year.  Last year’s second quarter SG&A included $6.1 million of severance and CEO transition costs while second quarter 2011 SG&A included $2.0 million in executive severance.

Second quarter operating loss was $26.5 million.  Excluding the significant items operating income was $5.2 million.  Second quarter 2010 had an operating loss of $111.2 million, or operating income of $7.0 million excluding the goodwill impairment and executive change charges.

Second quarter net loss was $58.4 million or $0.81 per share.  Excluding the significant items net income was $0.1 million or $0.00 per share.  Second quarter 2010 had a net loss of $80.8 million, or $1.16 per share.  Excluding significant items second quarter 2010 net income was $4.1 million, or $0.06 per share.

The International division, the Company’s largest operating segment at 46% of consolidated revenue, delivered another quarter of solid results.  Revenue growth for the quarter was 39%, or 20% on a constant currency basis.  This revenue growth was the result of both new sales in focused verticals and increased sales to existing clients by the Global Account Group.  The Segmenta acquisition added 5% to reported and constant currency revenue growth.  Gross profit grew more than 50% as a result of a more than 200 basis point improvement in gross margin.

The North American division saw revenue decline 23%, or 13% when adjusted for the five fixed-price projects.  Revenue continues to be impacted by the open sales positions that existed coming into this year as well as the time it takes for new sales hires to become fully effective.  Gross profit and gross margin were down compared to last year’s second quarter as a result of the significant changes in estimates or scope of the five projects as well as investments made to develop higher-value offerings.

Capital Deployment and Liquidity

CIBER’s total cash balance at June 30, 2011 was $61.8 million, most of which is in the international structure.  Cash used by operating activities for the first six months was $21.4 million.  Capital expenditures for the first half of this year totaled $5.7 million.

Days sales outstanding as of June 30, 2011 were 67 days compared with 62 days at December 31, 2010.  DSO’s at the end of the first quarter 2011 were 66 days.

The total outstanding balance on the senior credit facility at quarter end was $95.7 million.

Significant Charges

In the second quarter 2011, the Company incurred five significant charges which totaled $58.1 million after-tax ($31.7 million pre-tax) or $0.81 per share.

The items were:

•                  $13.4 million (after-tax and pre-tax) reduction of revenue, gross profit, operating income and net income and a $0.19 per share reduction of earnings per share for an adjustment required under the percentage-of-completion accounting rules as a result in changes in estimates or scope on five fixed-price projects.

•                  $11.9 million after-tax ($16.3 million pre-tax), or $0.17 per share, non-cash charge for impairment of goodwill.  Testing of goodwill as of June 30, 2011, using discounted cash flow analysis supported by comparative market multiples to determine the estimated fair values, indicated that the book value of the ITO division’s goodwill was impaired. This goodwill impairment charge was primarily driven by the financial performance of the ITO division.  The charge reduces goodwill recorded in connection with acquisitions made in previous years and does not impact the Company’s business operations or cash flow.

•                  $29.1 million (after-tax and pre-tax), or $0.41 per share, write-off of deferred tax assets relating to a lack of taxable income in the U.S. during the past three years.  While the net operating loss carryforwards and other tax assets remain available for the Company’s use in future tax periods, the accounting rules require that they no longer be shown as an asset on the Company’s balance sheet.

•                  $1.9 million after-tax ($2.0 million pre-tax), or $0.03 per share, severance charge for the departure of certain senior executives.

•                  $2.0 million after-tax ($2.6 million pre-tax), or $0.03 per share charge for the current estimate of future consideration for the Segmenta acquisition.  There will be no additional charges in future periods related to this acquisition.

In the second quarter of 2010, the Company incurred two significant, primarily non-cash, charges. The significant charges totaled $84.9 million after-tax ($118.1 million pre-tax), or $1.22 per share, of which $112.5 million were non-cash. The items were:

•                  $81.2 million after-tax ($112.0 million pre-tax), or $1.17 per share, non-cash charge for impairment of goodwill. Testing of goodwill as of June 30, 2010, using discounted cash flow analysis supported by comparative market multiples to determine the estimated fair values, indicated that the book values of Federal and Custom Solutions divisions’ goodwill were impaired. The goodwill impairment charge for these divisions was primarily driven by equity market conditions that caused a sustained depression in CIBER’s stock price and the financial performance of these divisions. The charge reduced goodwill recorded in connection with acquisitions made in previous years and did not impact the Company’s business operations or cash flow.

•                  $3.7 million after-tax ($6.1 million pre-tax), or $0.05 per share, charge for the departure of the former chief executive officer in April 2010 and the transition expenses related to the recruitment and hiring of the new chief executive officer, as well as expenses resulting from the former chairman of the board stepping down from that position. This “executive change” charge includes separation payments, legal fees, search firm fees and other costs related to the transition and recruitment of the Company’s new chief executive officer.

Investor and Analyst Conference Call

CIBER President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call today at 11:00 a.m. Eastern Time to discuss the Company’s financial results and outlook.

To participate in the conference call, dial 866-356-3377 (U.S.) or +1-617-597-5392 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 41083625.  This conference call will also be available via webcast at www.ciber.com/cbr.

A replay of the call and webcast will be available one hour after the call ends through September 3, 2011. To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 77876140. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

CIBER presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  These non-GAAP measurements include: gross margin, operating income (loss), net income (loss) and EPS adjusted for significant items; change in revenue constant currency adjusted; change in North America revenue adjusted for the fixed-price projects; and International revenue change adjusted for currency.

Reconciliations of non-GAAP to comparable GAAP measures are available in the body of this release as well as the accompanying schedules.  These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify forward-looking statements.  For example, we make certain forward-looking statements regarding our current estimates for revenue and profitability for certain of our business units for 2011.  These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements.  These risks include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely affect us or our clients’ businesses and levels of business activity; (2) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (3) we cannot compete effectively in the highly competitive consulting, systems integration and technology and outsourcing markets; (4) our work in the government contracting environment exposes us to additional risks; (5) our clients may terminate their contracts with us or they may be unable or unwilling to pay us for our services, which may impact our accounting assumptions; (6) our outsourcing services subject us to operational and financial risk; (7) the type and level of technology spending by our clients may change; (8) we cannot maintain favorable pricing and utilization rates; (9) our business is restricted by our current level of indebtedness and we could breach our financial covenants, and/or be unable to amend, extend or replace our current debt facility under favorable terms; (10) legal liability may result from solutions or services we provide; (11) we cannot anticipate the cost and complexity of performing our work or we are not able to control our costs; (12) our global operations are subject to complex risks, some of which might be beyond our control, including, but not limited to, fluctuations in foreign exchange rates; (13) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (14) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (15) we cannot manage the organizational challenges associated with our size or our business strategy; (16) consolidation in the industries that we serve could adversely affect our business; (17) our ability to attract and retain business depends on our reputation in the marketplace; (18) our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (19) other factors discussed from time to time in the Company’s news releases and public statements, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in the Company’s Form 10-Q and most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.  Most of these factors are beyond CIBER’s ability to predict or control.  Forward-looking statements are not guarantees of performance and speak only as of the date they are made, and CIBER undertakes no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

CIBER, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES
Consulting services	$252,585	$250,391	$521,866	$498,373
Other revenue	15,257	15,002	28,426	29,710
Total revenues	267,842	265,393	550,292	528,083

OPERATING EXPENSES
Cost of consulting services	202,969	188,069	404,410	374,529
Cost of other revenue	9,486	10,523	17,715	20,745
Selling, general and administrative	64,940	64,944	129,144	122,541
Goodwill impairment	16,300	112,000	16,300	112,000
Amortization of intangible assets	682	1,020	1,517	2,274
Total operating expenses	294,377	376,556	569,086	632,089

OPERATING LOSS	(26,535)	(111,163)	(18,794)	(104,006)

Interest income	148	29	205	124
Interest expense	(1,995)	(1,451)	(3,610)	(3,464)
Other income (expense), net	(2,688)	561	(3,473)	622

LOSS BEFORE INCOME TAXES	(31,070)	(112,024)	(25,672)	(106,724)
Income tax expense (benefit)	27,195	(30,962)	28,397	(28,962)

CONSOLIDATED NET LOSS	(58,265)	(81,062)	(54,069)	(77,762)
Net income (loss) attributable to noncontrolling interests	108	(289)	181	(514)

NET LOSS ATTRIBUTABLE TO CIBER, INC.	$(58,373)	$(80,773)	$(54,250)	$(77,248)

Loss per share:
Basic and diluted	$(0.81)	$(1.16)	$(0.76)	$(1.11)

Weighted average shares outstanding:
Basic and diluted	71,695	69,389	71,316	69,371

CIBER, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$61,789	$69,329
Accounts receivable, net of allowances of $9,778 and $9,413, respectively	242,337	239,214
Prepaid expenses and other current assets	28,381	24,608
Deferred income taxes	2,615	12,161
Total current assets	335,122	345,312

Property and equipment, net of accumulated depreciation of $68,340 and $60,732, respectively	27,977	26,443
Goodwill	331,882	338,908
Other intangible assets, net	1,192	2,357
Other assets	8,267	9,344

TOTAL ASSETS	$704,440	$722,364

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$10,487	$10,473
Accounts payable	38,303	49,835
Accrued compensation and related liabilities	63,253	72,918
Deferred revenue	22,319	21,194
Income taxes payable	12,882	9,760
Other accrued expenses and liabilities	53,159	48,768
Total current liabilities	200,403	212,948

Long-term debt	86,280	77,879
Deferred income taxes	21,826	6,159
Other long-term liabilities	7,389	5,878
Total liabilities	315,898	302,864

Commitments and contingencies

Equity:
CIBER, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 2,449 and 4,363 shares, respectively	(14,033)	(25,003)
Additional paid-in capital	327,439	325,177
Retained earnings	59,214	118,113
Accumulated other comprehensive income	15,184	661
Total CIBER, Inc. shareholders’ equity	388,549	419,693
Noncontrolling interests	(7)	(193)
Total equity	388,542	419,500

TOTAL LIABILITIES AND EQUITY	$704,440	$722,364

CIBER, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(54,069)	$(77,762)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Goodwill impairment	16,300	112,000
Depreciation	6,083	6,025
Amortization of intangible assets	1,517	2,274
Deferred income tax expense (benefit)	24,527	(31,414)
Provision for doubtful receivables	608	1,129
Share-based compensation expense	2,262	2,330
Other, net	4,558	2,621
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,084	(29,458)
Other current and long-term assets	(1,219)	(1,176)
Accounts payable	(14,451)	986
Accrued compensation and related liabilities	(10,577)	(7,013)
Other current and long-term liabilities	(787)	9,621
Income taxes payable/refundable	726	(1,174)
Net cash used in operating activities	(21,438)	(11,011)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(895)	(3,528)
Purchases of property and equipment, net	(5,712)	(6,552)
Net cash used in investing activities	(6,607)	(10,080)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	198,897	182,066
Payments on long-term debt	(190,912)	(178,821)
Employee stock purchases and options exercised	6,321	1,311
Purchases of treasury stock	—	(2,444)
Excess tax benefits from share-based compensation	—	58
Credit facility origination/amendment fees paid	(190)	(501)
Net cash provided by financing activities	14,116	1,669
Effect of foreign exchange rate changes on cash and cash equivalents	6,389	(5,811)
Net decrease in cash and cash equivalents	(7,540)	(25,233)
Cash and cash equivalents, beginning of period	69,329	67,424
Cash and cash equivalents, end of period	$61,789	$42,191

CIBER, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change
Revenues:
International	$123,033	$88,613	39%	$241,138	$180,619	34%
North America	95,708	124,861	(23)%	210,723	245,969	(14)%
Federal	26,855	32,453	(17)%	54,392	62,470	(13)%
IT Outsourcing	24,001	21,416	12%	47,597	41,859	14%
Total segment revenues	269,597	267,343	1%	553,850	530,917	4%
Corporate/Inter-segment	(1,755)	(1,950)		(3,558)	(2,834)
Total revenues	$267,842	$265,393	1%	$550,292	$528,083	4%

Operating income (loss):
International	$7,912	$3,907	103%	$16,026	$8,006	100%
North America	(10,358)	9,492	(209)%	(3,583)	20,206	(118)%
Federal	849	926	(8)%	2,044	1,531	34%
IT Outsourcing	(458)	166	(376)%	(58)	84	(169)%
Total segment operating income (loss)	(2,055)	14,491	(114)%	14,429	29,827	(52)%
Corporate expenses	(7,498)	(12,634)		(15,406)	(19,559)
Goodwill impairment	(16,300)	(112,000)		(16,300)	(112,000)
Amortization of intangible assets	(682)	(1,020)		(1,517)	(2,274)
Total operating loss	$(26,535)	$(111,163)		$(18,794)	$(104,006)

Segments as Percent of Total Segment Revenue and Total Segment Operating Income (Loss)

(excluding Corporate/Inter-segment and corporate expenses and amortization)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
International	46%	33%	44%	34%
North America	35%	47%	38%	46%
Federal	10%	12%	10%	12%
IT Outsourcing	9%	8%	9%	8%
Total segment revenue	100%	100%	100%	100%

Operating income:
International	385%	27%	111%	27%
North America	(504)%	66%	(25)%	68%
Federal	41%	6%	14%	5%
IT Outsourcing	(22)%	1%	—%	—%
Total segment operating income (loss)	(100)%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses and amortization)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating margin:
International	6.4%	4.4%	6.6%	4.4%
North America	(10.8)%	7.6%	(1.7)%	8.2%
Federal	3.2%	2.9%	3.8%	2.5%
IT Outsourcing	(1.9)%	0.8%	(0.1)%	0.2%
Total segment operating margin	(0.8)%	5.4%	2.6%	5.6%

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Adjusted Second Quarter Results

	Three months ended June 30, 2011
	Operating Income(Loss)	Net Income (Loss)	Earnings (Loss) per Share
GAAP, as reported	$(26.5)	$(58.4)	$(0.81)
Impact from the five fixed-price projects	13.4	13.4	0.19
Goodwill	16.3	11.9	0.17
Deferred tax write-off	—	29.1	0.41
Segmenta earn-out	—	2.0	0.03
Severance	2.0	1.9	0.03
Adjusted results	$5.2	$(0.1)	$0.00

	Three months ended June 30, 2010
	Operating Income(Loss)	Net Income (Loss)	Earnings (Loss) per Share
GAAP, as reported	$(111.2)	$(80.8)	$(1.16)
Goodwill	112.0	81.2	1.17
Executive change charges	6.1	3.7	0.05
Adjusted results	$7.0	$4.1	$0.06

	Three months ended June 30, 2011
	Gross Profit	Gross Margin
GAAP, as reported	$55.4	20.7%
Impact from the five fixed-price projects	13.4
Adjusted results	$68.8	24.5%

	Three Months Ended June 30,			Three Months Ended June 30,
	2011 Consolidated	2010 Consolidated	% Change	2011 North America	2010 North America	% Change
GAAP revenue, as reported	$267.8	$265.4	0.9%	$95.7	$124.9	(23.3)%
Impact from the five fixed-price projects	13.4	—		13.4	—
Adjusted revenue	$281.2	$265.4	6.0%	$109.1	$124.9	(12.6)%

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three months ended June 30, 2011
	Constant Currency Revenue Growth	Foreign Exchange Impact	GAAP Reported Revenue Growth
Revenues:
Consolidated	(5)%	6%	1%

International	20%	19%	39%